Exhibit 5.1

140 Scott Drive
Menlo Park, California 94025
Tel: +1.650.328.4600 Fax: +1.650.463.2600
www.lw.com

FIRM / AFFILIATE OFFICES
	Barcelona	New Jersey
	Brussels	New York
	Chicago	Northern Virginia
	Frankfurt	Orange County
	Hamburg	Paris
	Hong Kong	San Diego
	London	San Francisco
July 8, 2008	Los Angeles	Shanghai
	Madrid	Silicon Valley
Conceptus, Inc.	Milan	Singapore
331 East Evelyn Avenue	Moscow	Tokyo
Mountain View, CA 94041	Munich	Washington, D.C.

Re:                               Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Conceptus, Inc., a Delaware corporation (the “Company”), in connection with the registration of (i) 1,500,000 shares of common stock of the Company (the “Common Stock”), par value $0.003 per share (the “2001 Plan Shares”), issuable pursuant to the Conceptus, Inc. Tenth Amended and Restated 2001 Equity Incentive Plan (the “2001 Plan”), and (ii) 150,000 shares of Common Stock (the “ESPP Shares” and together with the 2001 Plan Shares, the “Shares”) issuable pursuant to the Conceptus, Inc. 1995 Employee Stock Purchase Plan, as amended (the “ESPP” and together with the 2001 Plan, the “Plans”) under the Securities Act of 1933, as amended (the “Act”), pursuant to a Registration Statement on Form S-8 filed with the Securities and Exchange Commission on July 8, 2008 (the “Registration Statement”).  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus forming a part thereof, other than as to the validity of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

We are opining herein only as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing, it is our opinion that, as of the date hereof, when certificates representing the Shares in the form of the specimen certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar therefor, and have been delivered and paid for as contemplated by the Plans, the issuance and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws.  We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the prospectus under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP